Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE:

Contact:

Bryce W. Rhodes, President

(713) 850-1880

Whittier Energy Corporation Announces Execution of Definitive Agreement to Purchase RIMCO Production Company for $56 Million

HOUSTON – (Business Wire) – April 20, 2005 – Whittier Energy Corporation (OTCBB: WHIT) announced today that it has entered into a definitive agreement to acquire RIMCO Production Company, Inc., a privately held Delaware corporation (RIMCO), for $56 million, including $55 million in cash and $1 million in assumed bank debt. Whittier will acquire working interests in approximately 116 active wells and one unit in 18 producing fields principally located in the Gulf Coast region in Texas, Louisiana, and Alabama. The transaction adds approximately 4.1 million barrels of oil equivalent (Mmboe) of proved reserves, 1,400 barrels of oil equivalent (Boe) of daily production, and significant undeveloped acreage with multiple prospects. The board of directors of both companies have unanimously approved the transaction which is expected to close on or before June 17, 2005, subject to the approval of the RIMCO shareholders and the completion of customary due diligence. Whittier intends to fund the transaction with a combination of equity and bank debt.

Bryce Rhodes, Whittier Energy President and CEO, said: “We believe that the acquisition of RIMCO is a pivotal moment in Whittier’s history. In addition to adding significant proved reserves and production, the combination with RIMCO will provide Whittier with a significant inventory of oil and gas prospects along with the skilled team of technical personnel that generated them, both of which will be key elements to drive Whittier’s future growth. We also believe that the combination of our two companies will significantly enhance our ability to participate in future acquisition and development opportunities. The companies’ strengths are complementary and we believe we will be able to capitalize on the expected synergies to further maximize shareholder value.”

As of year-end 2004, RIMCO had estimated proved reserves of 2.0 million barrels of oil (Mmbo) and 11 billion cubic feet (Bcf) of natural gas, or 3.8 Mmboe. With the addition of two wells completed since year-end, proved reserves increased by 126 Mbo and 733 Mmcf, or 248 Mboe. RIMCO also has leases covering over 6,200 net undeveloped acres and 3,000 net acres under seismic option with significant probable and possible potential. This includes two new projects with over 60 square miles of 3-D seismic in southeast Texas and 40 additional square miles to be shot later this year in south Louisiana. Whittier expects that approximately $11 million, or 20%, of the total purchase price for RIMCO will be attributable to non-proved oil and gas properties and acreage.

RIMCO has been involved in the energy industry in a variety of capacities since its founding in 1988. RIMCO’s primary focus during the last 10 years has been to identify, market, and generate oil and gas prospects. RIMCO has a highly experienced geological and geophysical staff and almost 400 square miles of proprietary 3-D data, with access to an additional 500 square miles of licensed 3-D data. Since 1992, RIMCO has participated in the drilling of over 200 wells with a 72% success rate. Two of its more prominent successes have been the discovery and development of the Tom East Field in Brooks County, Texas, which has produced 190 Bcfe since its discovery in 2001, and the re-development of the Esperson Dome Field in Liberty County, Texas which has produced 20 Bcfe since its redevelopment in 1995.

The properties owned by RIMCO are primarily located within Whittier’s core Gulf Coast area, as well as two properties located in the Permian Basin. In Texas, major properties include the Tom East Field, the Esperson Dome

333 Clay Street • Suite 1100 • Houston, TX 77002 • Phone: (713) 850-1880 • Fax: (713) 850-1879

Field, and the Windham Field in Midland County. In Louisiana, the major properties include the West Coffee Bay Field in Lafourche Parish, the Vinton Dome Field in Calcasieu Parish, and the greater Duson area in Lafayette Parish. RIMCO also has interests in the Big Escambia Creek Field in Escambia County, Alabama, and the Langlie Mattix Field in Lea County, New Mexico. As of January 2005, RIMCO’s total net production was approximately 450 Bopd and 5.7 Mmcfd, or 1,400 Boepd. In addition, the two new wells that were brought on in April 2005 are expected to add approximately 60 Bopd and 800 Mcfd, or 193 Boepd, of net production.

On a pro forma basis as of December 31, 2004, Whittier’s combined proved reserves are estimated to increase over 150% to approximately 6.75 Mmboe, of which approximately 58% will be crude oil and 78% will be classified as proved developed. Estimated pro forma average daily production as of December 31, 2004, will increase over 135% to approximately 2,430 Boepd. The Company expects to utilize oil and natural gas derivatives, in the form of swaps or costless collars, for a significant portion of the expected production from RIMCO’s proved developed producing reserves through 2007. A summary of each company’s 2004 oil and gas production and year-end proved reserves is as follows:

	Whittier	RIMCO	Total
2004 Annual Production

Net Oil Sales (Mbbls)	178	156	334
Net Gas Sales (Mmcf)	795	1,746	2,541
Total Net Sales (Mboe)	311	447	758

Total 2004 Year-End Proved Reserves*

Oil (Mbbls)	1,735	2,145	3,880
Gas (Mmcf)	5,559	11,687	17,246
Total Barrel of Oil Equivalent (Mboe)	2,661	4,093	6,754

*Adjusted to include two RIMCO wells completed subsequent to year-end, with proved reserves of 126 Mbo and 733 Mmcf, or 248 Mboe.

About Whittier Energy Corporation

Whittier Energy Corporation is an independent oil and gas exploration and production company headquartered in Houston, Texas, with operations in Texas and Louisiana. Whittier Energy also holds non-operated interests in fields located in the Gulf Coast, Oklahoma, Wyoming and California. The company’s stock trades as WHIT on the Over-the-Counter Bulletin Board. Additional information about Whittier Energy can be found at www.whittierenergy.com.

Forward-Looking Statements

All statements, other than statements of historical fact, included in this report are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based upon current expectations and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. Risks, uncertainties and assumptions include, without limitation, 1) the possibility that RIMCO may be unable to obtain stockholder or other approvals required for the acquisition; 2) the possibility that Whittier may be unable to obtain financing necessary to complete the acquisition; 3) the possibility that problems may arise in successfully integrating the businesses of the two companies; 4) the possibility that the acquisition may involve unexpected costs; 5) the possibility that the combined company may be unable to achieve cost-cutting objectives; 6) the possibility that the businesses may suffer as a result of uncertainty surrounding the acquisition; 7) the possibility of future regulatory or legislative actions; 8) the volatility in prices for oil and gas; 9) the presence or recoverability of estimated reserves; 10) the ability to replace reserves; 11) environmental risks; 12) drilling and operating risks; 13) exploration and development risks; 14) competition; and 15) the ability of management to execute its plans to meet its goals and other risks that are described in SEC reports filed by Whittier.  Whittier assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.